UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*




                        Schnitzer Steel Industries, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                       Class A Common Stock, $1 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  806882 10 6
                         ------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 43 pages

                                  SCHEDULE 13G
                                  ------------

CUSIP No. 806882 10 6                                         Page 2 of 43 pages
          -----------

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Manuel Schnitzer
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY _____________________________________________________________


 4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
      --------------------------------------------------------------------------

                          5)  SOLE VOTING POWER

      NUMBER OF               15,000
                              --------------------------------------------------
      SHARES
                          6)  SHARED VOTING POWER
      BENEFICIALLY
                              4,427,728
      OWNED BY                --------------------------------------------------

      EACH                7)  SOLE DISPOSITIVE POWER

      REPORTING               310,882
                              --------------------------------------------------
      PERSON
                          8)  SHARED DISPOSITIVE POWER
      WITH
                              0
                              --------------------------------------------------

 9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,442,728
      --------------------------------------------------------------------------

10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      44.0%
      --------------------------------------------------------------------------

12)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                  2 of 43 pages

                                  SCHEDULE 13G
                                  ------------

CUSIP No. 806882 10 6                                         Page 3 of 43 pages
          -----------

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Carol S. Lewis
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY _____________________________________________________________


 4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
      --------------------------------------------------------------------------

                          5)  SOLE VOTING POWER

      NUMBER OF               1,000
                              --------------------------------------------------
      SHARES
                          6)  SHARED VOTING POWER
      BENEFICIALLY
                              4,427,728
      OWNED BY                --------------------------------------------------

      EACH                7)  SOLE DISPOSITIVE POWER

      REPORTING               136,812
                              --------------------------------------------------
      PERSON
                          8)  SHARED DISPOSITIVE POWER
      WITH
                              60,000
                              --------------------------------------------------

 9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,428,728
      --------------------------------------------------------------------------

10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      43.8%
      --------------------------------------------------------------------------

12)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                  3 of 43 pages

                                  SCHEDULE 13G
                                  ------------

CUSIP No. 806882 10 6                                         Page 4 of 43 pages
          -----------

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Scott Lewis
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY _____________________________________________________________


 4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
      --------------------------------------------------------------------------

                          5)  SOLE VOTING POWER

      NUMBER OF               0
                              --------------------------------------------------
      SHARES
                          6)  SHARED VOTING POWER
      BENEFICIALLY
                              4,427,728
      OWNED BY                --------------------------------------------------

      EACH                7)  SOLE DISPOSITIVE POWER

      REPORTING               80,948
                              --------------------------------------------------
      PERSON
                          8)  SHARED DISPOSITIVE POWER
      WITH
                              0
                              --------------------------------------------------

 9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,427,728
      --------------------------------------------------------------------------

10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      43.8%
      --------------------------------------------------------------------------

12)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                  4 of 43 pages

                                  SCHEDULE 13G
                                  ------------

CUSIP No. 806882 10 6                                         Page 5 of 43 pages
          -----------

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Emanuel Rose
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY _____________________________________________________________


 4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
      --------------------------------------------------------------------------

                          5)  SOLE VOTING POWER

      NUMBER OF               700
                              --------------------------------------------------
      SHARES
                          6)  SHARED VOTING POWER
      BENEFICIALLY
                              4,427,728
      OWNED BY                --------------------------------------------------

      EACH                7)  SOLE DISPOSITIVE POWER

      REPORTING               2,118
                              --------------------------------------------------
      PERSON
                          8)  SHARED DISPOSITIVE POWER
      WITH
                              0
                              --------------------------------------------------

 9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,428,428
      --------------------------------------------------------------------------

10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      43.8%
      --------------------------------------------------------------------------

12)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                  5 of 43 pages

                                  SCHEDULE 13G
                                  ------------

CUSIP No. 806882 10 6                                         Page 6 of 43 pages
          -----------

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Larry Lewis
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY _____________________________________________________________


 4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
      --------------------------------------------------------------------------

                          5)  SOLE VOTING POWER

      NUMBER OF               0
                              --------------------------------------------------
      SHARES
                          6)  SHARED VOTING POWER
      BENEFICIALLY
                              4,427,728
      OWNED BY                --------------------------------------------------

      EACH                7)  SOLE DISPOSITIVE POWER

      REPORTING               79,446
                              --------------------------------------------------
      PERSON
                          8)  SHARED DISPOSITIVE POWER
      WITH
                              0
                              --------------------------------------------------

 9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,427,728
      --------------------------------------------------------------------------

10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      43.8%
      --------------------------------------------------------------------------

12)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                  6 of 43 pages

                                  SCHEDULE 13G
                                  ------------

CUSIP No. 806882 10 6                                         Page 7 of 43 pages
          -----------

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Kathleen Lewis
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY _____________________________________________________________


 4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
      --------------------------------------------------------------------------

                          5)  SOLE VOTING POWER

      NUMBER OF               0
                              --------------------------------------------------
      SHARES
                          6)  SHARED VOTING POWER
      BENEFICIALLY
                              4,427,728
      OWNED BY                --------------------------------------------------

      EACH                7)  SOLE DISPOSITIVE POWER

      REPORTING               78,650
                              --------------------------------------------------
      PERSON
                          8)  SHARED DISPOSITIVE POWER
      WITH
                              0
                              --------------------------------------------------

 9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,427,728
      --------------------------------------------------------------------------

10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      43.8%
      --------------------------------------------------------------------------

12)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                  7 of 43 pages

                                  SCHEDULE 13G
                                  ------------

CUSIP No. 806882 10 6                                         Page 8 of 43 pages
          -----------

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Marilyn S. Easly
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY _____________________________________________________________


 4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
      --------------------------------------------------------------------------

                          5)  SOLE VOTING POWER

      NUMBER OF               6,300
                              --------------------------------------------------
      SHARES
                          6)  SHARED VOTING POWER
      BENEFICIALLY
                              4,427,728
      OWNED BY                --------------------------------------------------

      EACH                7)  SOLE DISPOSITIVE POWER

      REPORTING               272,910
                              --------------------------------------------------
      PERSON
                          8)  SHARED DISPOSITIVE POWER
      WITH
                              60,000
                              --------------------------------------------------

 9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,434,028
      --------------------------------------------------------------------------

10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      43.9%
      --------------------------------------------------------------------------

12)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                  8 of 43 pages

                                  SCHEDULE 13G
                                  ------------

CUSIP No. 806882 10 6                                         Page 9 of 43 pages
          -----------

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      David S. Easly
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY _____________________________________________________________


 4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
      --------------------------------------------------------------------------

                          5)  SOLE VOTING POWER

      NUMBER OF               0
                              --------------------------------------------------
      SHARES
                          6)  SHARED VOTING POWER
      BENEFICIALLY
                              4,427,728
      OWNED BY                --------------------------------------------------

      EACH                7)  SOLE DISPOSITIVE POWER

      REPORTING               43,315
                              --------------------------------------------------
      PERSON
                          8)  SHARED DISPOSITIVE POWER
      WITH
                              0
                              --------------------------------------------------

 9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,427,728
      --------------------------------------------------------------------------

10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      43.8%
      --------------------------------------------------------------------------

12)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                  9 of 43 pages

                                  SCHEDULE 13G
                                  ------------

CUSIP No. 806882 10 6                                        Page 10 of 43 pages
          -----------

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Danielle Easly Nye
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY _____________________________________________________________


 4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
      --------------------------------------------------------------------------

                          5)  SOLE VOTING POWER

      NUMBER OF               0
                              --------------------------------------------------
      SHARES
                          6)  SHARED VOTING POWER
      BENEFICIALLY
                              4,427,728
      OWNED BY                --------------------------------------------------

      EACH                7)  SOLE DISPOSITIVE POWER

      REPORTING               30,997
                              --------------------------------------------------
      PERSON
                          8)  SHARED DISPOSITIVE POWER
      WITH
                              0
                              --------------------------------------------------

 9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,427,728
      --------------------------------------------------------------------------

10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      43.8%
      --------------------------------------------------------------------------

12)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                 10 of 43 pages

                                  SCHEDULE 13G
                                  ------------

CUSIP No. 806882 10 6                                        Page 11 of 43 pages
          -----------

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Sean M. Easly
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY _____________________________________________________________


 4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
      --------------------------------------------------------------------------

                          5)  SOLE VOTING POWER

      NUMBER OF               0
                              --------------------------------------------------
      SHARES
                          6)  SHARED VOTING POWER
      BENEFICIALLY
                              4,427,728
      OWNED BY                --------------------------------------------------

      EACH                7)  SOLE DISPOSITIVE POWER

      REPORTING               21,949
                              --------------------------------------------------
      PERSON
                          8)  SHARED DISPOSITIVE POWER
      WITH
                              0
                              --------------------------------------------------

 9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,427,728
      --------------------------------------------------------------------------

10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      43.8%
      --------------------------------------------------------------------------

12)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                 11 of 43 pages

                                  SCHEDULE 13G
                                  ------------

CUSIP No. 806882 10 6                                        Page 12 of 43 pages
          -----------

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Gilbert Schnitzer
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY _____________________________________________________________


 4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
      --------------------------------------------------------------------------

                          5)  SOLE VOTING POWER

      NUMBER OF               0
                              --------------------------------------------------
      SHARES
                          6)  SHARED VOTING POWER
      BENEFICIALLY
                              4,490,078
      OWNED BY                --------------------------------------------------

      EACH                7)  SOLE DISPOSITIVE POWER

      REPORTING               0
                              --------------------------------------------------
      PERSON
                          8)  SHARED DISPOSITIVE POWER
      WITH
                              542,079
                              --------------------------------------------------

 9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,490,078
      --------------------------------------------------------------------------

10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      44.5%
      --------------------------------------------------------------------------

12)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                 12 of 43 pages

                                  SCHEDULE 13G
                                  ------------

CUSIP No. 806882 10 6                                        Page 13 of 43 pages
          -----------

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Thelma S. Schnitzer
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY _____________________________________________________________


 4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
      --------------------------------------------------------------------------

                          5)  SOLE VOTING POWER

      NUMBER OF               0
                              --------------------------------------------------
      SHARES
                          6)  SHARED VOTING POWER
      BENEFICIALLY
                              4,490,078
      OWNED BY                --------------------------------------------------

      EACH                7)  SOLE DISPOSITIVE POWER

      REPORTING               0
                              --------------------------------------------------
      PERSON
                          8)  SHARED DISPOSITIVE POWER
      WITH
                              542,079
                              --------------------------------------------------

 9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,490,078
      --------------------------------------------------------------------------

10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      44.5%
      --------------------------------------------------------------------------

12)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                 13 of 43 pages

                                  SCHEDULE 13G
                                  ------------

CUSIP No. 806882 10 6                                        Page 14 of 43 pages
          -----------

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Gary Schnitzer
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY _____________________________________________________________


 4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
      --------------------------------------------------------------------------

                          5)  SOLE VOTING POWER

      NUMBER OF               20,126
                              --------------------------------------------------
      SHARES
                          6)  SHARED VOTING POWER
      BENEFICIALLY
                              4,427,728
      OWNED BY                --------------------------------------------------

      EACH                7)  SOLE DISPOSITIVE POWER

      REPORTING               137,223
                              --------------------------------------------------
      PERSON
                          8)  SHARED DISPOSITIVE POWER
      WITH
                              90,000
                              --------------------------------------------------

 9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,447,854
      --------------------------------------------------------------------------

10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      43.9%
      --------------------------------------------------------------------------

12)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                 14 of 43 pages

                                  SCHEDULE 13G
                                  ------------

CUSIP No. 806882 10 6                                        Page 15 of 43 pages
          -----------

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Gregory Schnitzer
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY _____________________________________________________________


 4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
      --------------------------------------------------------------------------

                          5)  SOLE VOTING POWER

      NUMBER OF               0
                              --------------------------------------------------
      SHARES
                          6)  SHARED VOTING POWER
      BENEFICIALLY
                              4,427,728
      OWNED BY                --------------------------------------------------

      EACH                7)  SOLE DISPOSITIVE POWER

      REPORTING               4,425
                              --------------------------------------------------
      PERSON
                          8)  SHARED DISPOSITIVE POWER
      WITH
                              0
                              --------------------------------------------------

 9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,427,728
      --------------------------------------------------------------------------

10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      43.8%
      --------------------------------------------------------------------------

12)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                 15 of 43 pages

                                  SCHEDULE 13G
                                  ------------

CUSIP No. 806882 10 6                                        Page 16 of 43 pages
          -----------

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Kenneth M. Novack
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY _____________________________________________________________


 4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
      --------------------------------------------------------------------------

                          5)  SOLE VOTING POWER

      NUMBER OF               4,000
                              --------------------------------------------------
      SHARES
                          6)  SHARED VOTING POWER
      BENEFICIALLY
                              4,490,078
      OWNED BY                --------------------------------------------------

      EACH                7)  SOLE DISPOSITIVE POWER

      REPORTING               4,000
                              --------------------------------------------------
      PERSON
                          8)  SHARED DISPOSITIVE POWER
      WITH
                              244,387
                              --------------------------------------------------

 9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,494,078
      --------------------------------------------------------------------------

10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      44.5%
      --------------------------------------------------------------------------

12)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                 16 of 43 pages

                                  SCHEDULE 13G
                                  ------------

CUSIP No. 806882 10 6                                        Page 17 of 43 pages
          -----------

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Deborah S. Novack
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY _____________________________________________________________


 4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
      --------------------------------------------------------------------------

                          5)  SOLE VOTING POWER

      NUMBER OF               0
                              --------------------------------------------------
      SHARES
                          6)  SHARED VOTING POWER
      BENEFICIALLY
                              4,490,078
      OWNED BY                --------------------------------------------------

      EACH                7)  SOLE DISPOSITIVE POWER

      REPORTING               0
                              --------------------------------------------------
      PERSON
                          8)  SHARED DISPOSITIVE POWER
      WITH
                              334,387
                              --------------------------------------------------

 9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,490,078
      --------------------------------------------------------------------------

10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      44.5%
      --------------------------------------------------------------------------

12)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                 17 of 43 pages

                                  SCHEDULE 13G
                                  ------------

CUSIP No. 806882 10 6                                        Page 18 of 43 pages
          -----------

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Melanie A. Novack
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY _____________________________________________________________


 4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
      --------------------------------------------------------------------------

                          5)  SOLE VOTING POWER

      NUMBER OF               0
                              --------------------------------------------------
      SHARES
                          6)  SHARED VOTING POWER
      BENEFICIALLY
                              4,427,728
      OWNED BY                --------------------------------------------------

      EACH                7)  SOLE DISPOSITIVE POWER

      REPORTING               0
                              --------------------------------------------------
      PERSON
                          8)  SHARED DISPOSITIVE POWER
      WITH
                              0
                              --------------------------------------------------

 9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,427,728
      --------------------------------------------------------------------------

10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      43.8%
      --------------------------------------------------------------------------

12)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                 18 of 43 pages

                                  SCHEDULE 13G
                                  ------------

CUSIP No. 806882 10 6                                        Page 19 of 43 pages
          -----------

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Leonard Schnitzer
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY _____________________________________________________________


 4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
      --------------------------------------------------------------------------

                          5)  SOLE VOTING POWER

      NUMBER OF               25,633
                              --------------------------------------------------
      SHARES
                          6)  SHARED VOTING POWER
      BENEFICIALLY
                              4,439,028
      OWNED BY                --------------------------------------------------

      EACH                7)  SOLE DISPOSITIVE POWER

      REPORTING               25,633
                              --------------------------------------------------
      PERSON
                          8)  SHARED DISPOSITIVE POWER
      WITH
                              341,411
                              --------------------------------------------------

 9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,464,661
      --------------------------------------------------------------------------

10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      44.1%
      --------------------------------------------------------------------------

12)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                 19 of 43 pages

                                  SCHEDULE 13G
                                  ------------

CUSIP No. 806882 10 6                                        Page 20 of 43 pages
          -----------

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Lois T. Schnitzer
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY _____________________________________________________________


 4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
      --------------------------------------------------------------------------

                          5)  SOLE VOTING POWER

      NUMBER OF               0
                              --------------------------------------------------
      SHARES
                          6)  SHARED VOTING POWER
      BENEFICIALLY
                              4,432,728
      OWNED BY                --------------------------------------------------

      EACH                7)  SOLE DISPOSITIVE POWER

      REPORTING               0
                              --------------------------------------------------
      PERSON
                          8)  SHARED DISPOSITIVE POWER
      WITH
                              272,247
                              --------------------------------------------------

 9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,432,728
      --------------------------------------------------------------------------

10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      43.9%
      --------------------------------------------------------------------------

12)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                 20 of 43 pages

                                  SCHEDULE 13G
                                  ------------

CUSIP No. 806882 10 6                                        Page 21 of 43 pages
          -----------

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Rita S. Philip
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY _____________________________________________________________


 4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
      --------------------------------------------------------------------------

                          5)  SOLE VOTING POWER

      NUMBER OF               0
                              --------------------------------------------------
      SHARES
                          6)  SHARED VOTING POWER
      BENEFICIALLY
                              4,435,228
      OWNED BY                --------------------------------------------------

      EACH                7)  SOLE DISPOSITIVE POWER

      REPORTING               0
                              --------------------------------------------------
      PERSON
                          8)  SHARED DISPOSITIVE POWER
      WITH
                              154,262
                              --------------------------------------------------

 9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,435,228
      --------------------------------------------------------------------------

10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      43.9%
      --------------------------------------------------------------------------

12)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                 21 of 43 pages

                                  SCHEDULE 13G
                                  ------------

CUSIP No. 806882 10 6                                        Page 22 of 43 pages
          -----------

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Robert W. Philip
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY _____________________________________________________________


 4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
      --------------------------------------------------------------------------

                          5)  SOLE VOTING POWER

      NUMBER OF               28,875
                              --------------------------------------------------
      SHARES
                          6)  SHARED VOTING POWER
      BENEFICIALLY
                              4,435,228
      OWNED BY                --------------------------------------------------

      EACH                7)  SOLE DISPOSITIVE POWER

      REPORTING               28,875
                              --------------------------------------------------
      PERSON
                          8)  SHARED DISPOSITIVE POWER
      WITH
                              127,303
                              --------------------------------------------------

 9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,464,103
      --------------------------------------------------------------------------

10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      44.1%
      --------------------------------------------------------------------------

12)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                 22 of 43 pages

                                  SCHEDULE 13G
                                  ------------

CUSIP No. 806882 10 6                                        Page 23 of 43 pages
          -----------

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Michele Babette Philip
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY _____________________________________________________________


 4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
      --------------------------------------------------------------------------

                          5)  SOLE VOTING POWER

      NUMBER OF               1,500
                              --------------------------------------------------
      SHARES
                          6)  SHARED VOTING POWER
      BENEFICIALLY
                              4,427,728
      OWNED BY                --------------------------------------------------

      EACH                7)  SOLE DISPOSITIVE POWER

      REPORTING               9,827
                              --------------------------------------------------
      PERSON
                          8)  SHARED DISPOSITIVE POWER
      WITH
                              0
                              --------------------------------------------------

 9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,429,228
      --------------------------------------------------------------------------

10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      43.8%
      --------------------------------------------------------------------------

12)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                 23 of 43 pages

                                  SCHEDULE 13G
                                  ------------

CUSIP No. 806882 10 6                                        Page 24 of 43 pages
          -----------

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Gayle S. Romain
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY _____________________________________________________________


 4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
      --------------------------------------------------------------------------

                          5)  SOLE VOTING POWER

      NUMBER OF               300
                              --------------------------------------------------
      SHARES
                          6)  SHARED VOTING POWER
      BENEFICIALLY
                              4,467,528
      OWNED BY                --------------------------------------------------

      EACH                7)  SOLE DISPOSITIVE POWER

      REPORTING               110,947
                              --------------------------------------------------
      PERSON
                          8)  SHARED DISPOSITIVE POWER
      WITH
                              206,896
                              --------------------------------------------------

 9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,467,828
      --------------------------------------------------------------------------

10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      44.2%
      --------------------------------------------------------------------------

12)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                 24 of 43 pages

                                  SCHEDULE 13G
                                  ------------

CUSIP No. 806882 10 6                                        Page 25 of 43 pages
          -----------

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Laura H. Rosencrantz
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY _____________________________________________________________


 4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
      --------------------------------------------------------------------------

                          5)  SOLE VOTING POWER

      NUMBER OF               0
                              --------------------------------------------------
      SHARES
                          6)  SHARED VOTING POWER
      BENEFICIALLY
                              4,427,728
      OWNED BY                --------------------------------------------------

      EACH                7)  SOLE DISPOSITIVE POWER

      REPORTING               6,108
                              --------------------------------------------------
      PERSON
                          8)  SHARED DISPOSITIVE POWER
      WITH
                              0
                              --------------------------------------------------

 9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,427,728
      --------------------------------------------------------------------------

10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      43.8%
      --------------------------------------------------------------------------

12)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                 25 of 43 pages

                                  SCHEDULE 13G
                                  ------------

CUSIP No. 806882 10 6                                        Page 26 of 43 pages
          -----------

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Bryan L. Rosencrantz
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY _____________________________________________________________


 4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
      --------------------------------------------------------------------------

                          5)  SOLE VOTING POWER

      NUMBER OF               100
                              --------------------------------------------------
      SHARES
                          6)  SHARED VOTING POWER
      BENEFICIALLY
                              4,427,728
      OWNED BY                --------------------------------------------------

      EACH                7)  SOLE DISPOSITIVE POWER

      REPORTING               6,208
                              --------------------------------------------------
      PERSON
                          8)  SHARED DISPOSITIVE POWER
      WITH
                              0
                              --------------------------------------------------

 9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,427,828
      --------------------------------------------------------------------------

10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      43.8%
      --------------------------------------------------------------------------

12)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                 26 of 43 pages

                                  SCHEDULE 13G
                                  ------------

CUSIP No. 806882 10 6                                        Page 27 of 43 pages
          -----------

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Sandra Lee Schnitzer
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY _____________________________________________________________


 4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
      --------------------------------------------------------------------------

                          5)  SOLE VOTING POWER

      NUMBER OF               2,600
                              --------------------------------------------------
      SHARES
                          6)  SHARED VOTING POWER
      BENEFICIALLY
                              4,427,728
      OWNED BY                --------------------------------------------------

      EACH                7)  SOLE DISPOSITIVE POWER

      REPORTING               125,464
                              --------------------------------------------------
      PERSON
                          8)  SHARED DISPOSITIVE POWER
      WITH
                              30,000
                              --------------------------------------------------

 9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,430,328
      --------------------------------------------------------------------------

10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      43.9%
      --------------------------------------------------------------------------

12)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                 27 of 43 pages

                                  SCHEDULE 13G
                                  ------------

CUSIP No. 806882 10 6                                        Page 28 of 43 pages
          -----------

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Mardi S. Schnitzer
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY _____________________________________________________________


 4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
      --------------------------------------------------------------------------

                          5)  SOLE VOTING POWER

      NUMBER OF               600
                              --------------------------------------------------
      SHARES
                          6)  SHARED VOTING POWER
      BENEFICIALLY
                              4,427,728
      OWNED BY                --------------------------------------------------

      EACH                7)  SOLE DISPOSITIVE POWER

      REPORTING               123,464
                              --------------------------------------------------
      PERSON
                          8)  SHARED DISPOSITIVE POWER
      WITH
                              44,232
                              --------------------------------------------------

 9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,428,328
      --------------------------------------------------------------------------

10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      43.8%
      --------------------------------------------------------------------------

12)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                 28 of 43 pages

                                  SCHEDULE 13G
                                  ------------

CUSIP No. 806882 10 6                                        Page 29 of 43 pages
          -----------

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Jill Schnitzer Edelson
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY _____________________________________________________________


 4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
      --------------------------------------------------------------------------

                          5)  SOLE VOTING POWER

      NUMBER OF               100
                              --------------------------------------------------
      SHARES
                          6)  SHARED VOTING POWER
      BENEFICIALLY
                              4,430,328
      OWNED BY                --------------------------------------------------

      EACH                7)  SOLE DISPOSITIVE POWER

      REPORTING               100
                              --------------------------------------------------
      PERSON
                          8)  SHARED DISPOSITIVE POWER
      WITH
                              153,135
                              --------------------------------------------------

 9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,430,428
      --------------------------------------------------------------------------

10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      43.9%
      --------------------------------------------------------------------------

12)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                 29 of 43 pages

                                  SCHEDULE 13G
                                  ------------

CUSIP No. 806882 10 6                                        Page 30 of 43 pages
          -----------

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Richard H. Edelson
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY _____________________________________________________________


 4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
      --------------------------------------------------------------------------

                          5)  SOLE VOTING POWER

      NUMBER OF               0
                              --------------------------------------------------
      SHARES
                          6)  SHARED VOTING POWER
      BENEFICIALLY
                              4,430,328
      OWNED BY                --------------------------------------------------

      EACH                7)  SOLE DISPOSITIVE POWER

      REPORTING               0
                              --------------------------------------------------
      PERSON
                          8)  SHARED DISPOSITIVE POWER
      WITH
                              117,768
                              --------------------------------------------------

 9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,430,328
      --------------------------------------------------------------------------

10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      43.9%
      --------------------------------------------------------------------------

12)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                 30 of 43 pages

                                  SCHEDULE 13G
                                  ------------

CUSIP No. 806882 10 6                                        Page 31 of 43 pages
          -----------

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Dina S. Meier
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY _____________________________________________________________


 4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
      --------------------------------------------------------------------------

                          5)  SOLE VOTING POWER

      NUMBER OF               0
                              --------------------------------------------------
      SHARES
                          6)  SHARED VOTING POWER
      BENEFICIALLY
                              4,429,028
      OWNED BY                --------------------------------------------------

      EACH                7)  SOLE DISPOSITIVE POWER

      REPORTING               0
                              --------------------------------------------------
      PERSON
                          8)  SHARED DISPOSITIVE POWER
      WITH
                              139,688
                              --------------------------------------------------

 9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,429,028
      --------------------------------------------------------------------------

10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      43.8%
      --------------------------------------------------------------------------

12)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                 31 of 43 pages

                                  SCHEDULE 13G
                                  ------------

CUSIP No. 806882 10 6                                        Page 32 of 43 pages
          -----------

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Mildred Schnitzer
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY _____________________________________________________________


 4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
      --------------------------------------------------------------------------

                          5)  SOLE VOTING POWER

      NUMBER OF               0
                              --------------------------------------------------
      SHARES
                          6)  SHARED VOTING POWER
      BENEFICIALLY
                              4,427,728
      OWNED BY                --------------------------------------------------

      EACH                7)  SOLE DISPOSITIVE POWER

      REPORTING               0
                              --------------------------------------------------
      PERSON
                          8)  SHARED DISPOSITIVE POWER
      WITH
                              293,980
                              --------------------------------------------------

 9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,427,728
      --------------------------------------------------------------------------

10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      43.8%
      --------------------------------------------------------------------------

12)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                 32 of 43 pages

                                  SCHEDULE 13G
                                  ------------

CUSIP No. 806882 10 6                                        Page 33 of 43 pages
          -----------

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Jean S. Reynolds
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY _____________________________________________________________


 4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
      --------------------------------------------------------------------------

                          5)  SOLE VOTING POWER

      NUMBER OF               0
                              --------------------------------------------------
      SHARES
                          6)  SHARED VOTING POWER
      BENEFICIALLY
                              4,427,728
      OWNED BY                --------------------------------------------------

      EACH                7)  SOLE DISPOSITIVE POWER

      REPORTING               8,735
                              --------------------------------------------------
      PERSON
                          8)  SHARED DISPOSITIVE POWER
      WITH
                              274,939
                              --------------------------------------------------

 9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,427,728
      --------------------------------------------------------------------------

10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      43.8%
      --------------------------------------------------------------------------

12)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                 33 of 43 pages

                                  SCHEDULE 13G
                                  ------------

CUSIP No. 806882 10 6                                        Page 34 of 43 pages
          -----------

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      N. Dickson Davis
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY _____________________________________________________________


 4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
      --------------------------------------------------------------------------

                          5)  SOLE VOTING POWER

      NUMBER OF               0
                              --------------------------------------------------
      SHARES
                          6)  SHARED VOTING POWER
      BENEFICIALLY
                              4,427,728
      OWNED BY                --------------------------------------------------

      EACH                7)  SOLE DISPOSITIVE POWER

      REPORTING               3,000
                              --------------------------------------------------
      PERSON
                          8)  SHARED DISPOSITIVE POWER
      WITH
                              0
                              --------------------------------------------------

 9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,427,728
      --------------------------------------------------------------------------

10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      43.8%
      --------------------------------------------------------------------------

12)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                 34 of 43 pages

                                  SCHEDULE 13G
                                  ------------

CUSIP No. 806882 10 6                                        Page 35 of 43 pages
          -----------

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Samantha Paige Davis
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY _____________________________________________________________


 4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
      --------------------------------------------------------------------------

                          5)  SOLE VOTING POWER

      NUMBER OF               0
                              --------------------------------------------------
      SHARES
                          6)  SHARED VOTING POWER
      BENEFICIALLY
                              4,427,728
      OWNED BY                --------------------------------------------------

      EACH                7)  SOLE DISPOSITIVE POWER

      REPORTING               15,863
                              --------------------------------------------------
      PERSON
                          8)  SHARED DISPOSITIVE POWER
      WITH
                              0
                              --------------------------------------------------

 9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,427,728
      --------------------------------------------------------------------------

10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      43.8%
      --------------------------------------------------------------------------

12)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                 35 of 43 pages

                                  SCHEDULE 13G
                                  ------------

CUSIP No. 806882 10 6                                        Page 36 of 43 pages
          -----------

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Dori Schnitzer
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY _____________________________________________________________


 4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
      --------------------------------------------------------------------------

                          5)  SOLE VOTING POWER

      NUMBER OF               0
                              --------------------------------------------------
      SHARES
                          6)  SHARED VOTING POWER
      BENEFICIALLY
                              4,427,728
      OWNED BY                --------------------------------------------------

      EACH                7)  SOLE DISPOSITIVE POWER

      REPORTING               271,792
                              --------------------------------------------------
      PERSON
                          8)  SHARED DISPOSITIVE POWER
      WITH
                              398,646
                              --------------------------------------------------

 9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,427,728
      --------------------------------------------------------------------------

10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      43.8%
      --------------------------------------------------------------------------

12)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                 36 of 43 pages

                                  SCHEDULE 13G
                                  ------------

CUSIP No. 806882 10 6                                        Page 37 of 43 pages
          -----------

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Susan Schnitzer
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY _____________________________________________________________


 4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
      --------------------------------------------------------------------------

                          5)  SOLE VOTING POWER

      NUMBER OF               0
                              --------------------------------------------------
      SHARES
                          6)  SHARED VOTING POWER
      BENEFICIALLY
                              4,427,728
      OWNED BY                --------------------------------------------------

      EACH                7)  SOLE DISPOSITIVE POWER

      REPORTING               245,178
                              --------------------------------------------------
      PERSON
                          8)  SHARED DISPOSITIVE POWER
      WITH
                              75,000
                              --------------------------------------------------

 9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,427,728
      --------------------------------------------------------------------------

10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      43.8%
      --------------------------------------------------------------------------

12)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                 37 of 43 pages

                                  SCHEDULE 13G
                                  ------------

CUSIP No. 806882 10 6                                        Page 38 of 43 pages
          -----------

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      First Interstate Bank of Oregon, N.A.
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY _____________________________________________________________


 4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
      --------------------------------------------------------------------------

                          5)  SOLE VOTING POWER

      NUMBER OF               0
                              --------------------------------------------------
      SHARES
                          6)  SHARED VOTING POWER
      BENEFICIALLY
                              4,427,728
      OWNED BY                --------------------------------------------------

      EACH                7)  SOLE DISPOSITIVE POWER

      REPORTING               0
                              --------------------------------------------------
      PERSON
                          8)  SHARED DISPOSITIVE POWER
      WITH
                              650,000
                              --------------------------------------------------

 9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,427,728
      --------------------------------------------------------------------------

10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      43.8%
      --------------------------------------------------------------------------

12)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                 38 of 43 pages

Item 1(a).  Name of Issuer
            --------------

            Schnitzer Steel Industries, Inc. (the "Company")

Item 1(b).  Address of Issuer's Principal Executive Offices
            -----------------------------------------------

            3200 NW Yeon Avenue
            Portland, OR  97210

Item 2(a).  Names of Persons Filing
            -----------------------

            Manuel Schnitzer           Rita S. Philip
            Carol S. Lewis             Robert W. Philip
            Scott Lewis                Michele Babette Philip
            Emanuel Rose               Gayle S. Romain
            Larry Lewis                Laura H. Rosencrantz
            Kathleen Lewis             Bryan L. Rosencrantz
            Marilyn S. Easly           Sandra Lee Schnitzer
            David S. Easly             Mardi S. Schnitzer
            Danielle Easly Nye         Jill Schnitzer Edelson
            Sean M. Easly              Richard H. Edelson
            Gilbert Schnitzer          Dina S. Meier
            Thelma S. Schnitzer        Mildred Schnitzer
            Gary Schnitzer             Jean S. Reynolds
            Gregory Schnitzer          N. Dickson Davis
            Kenneth M. Novack          Samantha Paige Davis
            Deborah S. Novack          Dori Schnitzer
            Melanie A. Novack          Susan Schnitzer
            Leonard Schnitzer          First Interstate Bank of Oregon, N.A.
            Lois T. Schnitzer

Item 2(b).  Address of Principal Business Office, or if
            none, Residence
            -------------------------------------------

            For First Interstate Bank of Oregon, N.A.:

            1300 SW Fifth Avenue
            Portland, OR  97201

            For all other Reporting Persons:

            3200 NW Yeon Avenue
            Portland, OR  97210

Item 2(c).  Citizenship or Place of Organization
            ------------------------------------

            Each individual listed in Item 2(a) is a citizen of the United States. First Interstate Bank of Oregon, N.A. is a national banking association.

                               Page 39 of 43 pages

Item 2(d).  Title of Class of Securities
            ----------------------------

            Class A Common Stock, $1 par value

Item 2(e).  CUSIP NUMBER
            ------------

            806882 10 6

Item 3.     Type of Reporting Person
            ------------------------

            Inapplicable

Item 4.     Ownership
            ---------

            Pursuant to the terms of the Schnitzer Steel Industries, Inc. Voting Trust and Buy-Sell Agreement dated March 31, 1991 (the "Schnitzer Trust Agreement"), the beneficial owners of 4,427,728 shares of Class B Common Stock of the Company have contributed their shares to the Schnitzer Steel Industries, Inc. Voting Trust (the "Schnitzer Trust"). The Schnitzer Trust is divided into four separate groups, one for each branch of the Schnitzer family. Carol S. Lewis, Dori Schnitzer, Gary Schnitzer, and Rita S. Philip are the four trustees of the Schnitzer Trust, and each is also the separate trustee for his or her separate family group. Pursuant to the Schnitzer Trust Agreement, the trustees as a group have the power to vote the shares held in the Schnitzer Trust and, in determining how the trust shares will be voted, each trustee separately has the number of votes equal to the number of shares held in trust for his or her family group.

            The Reporting Persons are all beneficial owners of shares of Class B Common Stock contributed to the Schnitzer Trust. Each share of Class B Common Stock is convertible into one share of Class A Common Stock.

            See Items 5 through 9 and 11 of the Cover Pages for the beneficial ownership of Class A Common Stock by each Reporting Person. All of the shares of Class A Common Stock reported in Items 5 through 9 and 11 of the Cover Pages are shares which may be acquired upon conversion of Class B Common Stock, except for the following shares of Class A Common Stock that are actually owned or subject to exercisable options:

                               Page 40 of 43 pages

                                             Class A
                                              Common
                                               Stock      Percent              Sole        Shared            Sole          Shared
                 Reporting                  Actually           of            Voting        Voting     Dispositive     Dispositive
                   Person                      Owned        Class             Power         Power           Power           Power
                  --------                   -------      -------           -------       -------         -------          ------
1.       Manuel Schnitzer                     15,000          0.3            15,000             0          15,000               0
2.       Carol S. Lewis                        1,000          0.0             1,000             0           1,000               0
3.       Marilyn S. Easly                      6,300          0.1             6,300             0           6,300               0
4.       Gilbert Schnitzer                    62,350          1.1                 0        62,350               0          62,350
5.       Thelma S. Schnitzer                  62,350          1.1                 0        62,350               0          62,350
6.       Gary Schnitzer                       20,126<F1>      0.4            20,126<F1>         0          20,126<F1>           0
7.       Kenneth M. Novack                    66,350<F2>      1.2             4,000<F2>    62,350           4,000<F2>      62,350
8.       Deborah S. Novack                    62,350          1.1                 0        62,350               0          62,350
9.       Leonard Schnitzer                    36,933<F3>      0.7            25,633<F3>    11,300          25,633<F3>      11,300
10.      Lois T. Schnitzer                     5,000          0.1                 0         5,000               0           5,000
11.      Rita S. Philip                        7,500          0.1                 0         7,500               0           7,500
12.      Robert W. Philip                     36,375<F4>      0.6            28,875<F4>     7,500          28,875<F4>       7,500
13.      Michele Babette Philip                1,500          0.0             1,500             0           1,500               0
14.      Gayle S. Romain                      40,100          0.7               300        39,800             300          39,800
15.      Bryan L. Rosencrantz                    100          0.0               100             0             100               0
16.      Sandra Lee Schnitzer                  2,600          0.0             2,600             0           2,600               0
17.      Mardi S. Schnitzer                      600          0.0               600             0             600               0
18.      Jill Schnitzer Edelson                2,700          0.0               100         2,600             100           2,600
19.      Richard H. Edelson                    2,600          0.0                 0         2,600               0           2,600
20.      Dina S.  Meier                        1,300          0.0                 0         1,300               0           1,300
--------------------

<F1> Includes 20,026 shares subject to exercisable options under the Company's
     1993 Stock Incentive Plan.

<F2> Includes 4,000 shares subject to exercisable options under the Company's
     1993 Stock Incentive Plan.

<F3> Includes 25,633 shares subject to exercisable options under the Company's
     1993 Stock Incentive Plan.

<F4> Includes 27,825 shares subject to exercisable options under the Company's
     1993 Stock Incentive Plan.

Item 5.     Ownership of Five Percent or Less of a Class
            --------------------------------------------

            Inapplicable

                               Page 41 of 43 pages

Item 6.     Ownership of More than Five Percent on Behalf of
            Another Person
            ------------------------------------------------

            Inapplicable

Item 7.     Identification and Classification of the
            Subsidiary Which Acquired the Security Being
            Reported on By the Parent Holding Company
            --------------------------------------------

            Inapplicable

Item 8. Identification and Classification of Members of the Group

            The Reporting Persons are required to file this Schedule pursuant to Rule 13d-1(c) and are filing a joint Schedule on behalf of all of them. Attached as Exhibit A to this Amendment No. 4 is the Schedule 13G Filing Agreement and Power of Attorney among the Reporting Persons which identifies each member of the group and includes the signature of two new Reporting Persons who have become parties to the Schnitzer Trust.

Item 9.     Notice of Dissolution of Group
            ------------------------------

            Inapplicable

Item 10.    Certification
            -------------

            Inapplicable

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 1998.

                                        MANUEL SCHNITZER
                                        CAROL S. LEWIS
                                        SCOTT LEWIS
                                        EMANUEL ROSE
                                        LARRY LEWIS
                                        KATHLEEN LEWIS
                                        MARILYN S. EASLY
                                        DAVID S. EASLY
                                        DANIELLE EASLY NYE
                                        SEAN M. EASLY
                                        GILBERT SCHNITZER
                                        THELMA S. SCHNITZER
                                        GARY SCHNITZER
                                        GREGORY SCHNITZER
                                        KENNETH M. NOVACK
                                        DEBORAH S. NOVACK
                                        MELANIE A. NOVACK

                               Page 42 of 43 pages

                                        LEONARD SCHNITZER
                                        LOIS T. SCHNITZER
                                        RITA S. PHILIP
                                        ROBERT W. PHILIP
                                        MICHELE BABETTE PHILIP
                                        GAYLE S. ROMAIN
                                        LAURA H. ROSENCRANTZ
                                        BRYAN L. ROSENCRANTZ
                                        SANDRA LEE SCHNITZER
                                        MARDI S. SCHNITZER
                                        JILL SCHNITZER EDELSON
                                        RICHARD H. EDELSON
                                        DINA S.  MEIER
                                        MILDRED SCHNITZER
                                        JEAN S. REYNOLDS
                                        N. DICKSON DAVIS
                                        SAMANTHA PAIGE DAVIS
                                        DORI SCHNITZER
                                        SUSAN SCHNITZER
                                        FIRST INTERSTATE BANK OF
                                          OREGON, N.A.


                                        By CHARLES A. FORD
                                           ---------------------------------
                                           Charles A. Ford, Attorney-in-Fact
                                           for all Reporting Persons

                               Page 43 of 43 pages

                                                                       EXHIBIT A

                        SCHNITZER STEEL INDUSTRIES, INC.

               SCHEDULE 13G FILING AGREEMENT AND POWER OF ATTORNEY

     This SCHEDULE 13G FILING AGREEMENT AND POWER OF ATTORNEY (the "Agreement") is entered into as of March 31, 1994 by and among the undersigned beneficial owners (the "Beneficial Owners") of Common Stock of Schnitzer Steel Industries, Inc. (the "Company").

     WHEREAS, the Beneficial Owners have sole or shared voting or dispositive power over an aggregate of 4,728,249 shares of Class B Common Stock of the Company deposited in the Schnitzer Steel Industries, Inc. Voting Trust (the "Voting Trust"), which shares are convertible into Class A Common Stock of the Company representing more than five percent of the outstanding Class A Common Stock; and

     WHEREAS, as a result of their participation in the Voting Trust, the Beneficial Owners may be deemed to be a group required to file a Schedule 13G and annual amendments thereto with the Securities and Exchange Commission to report their beneficial ownership of shares of Class A Common Stock, and the Beneficial Owners desire to jointly file such Schedule 13G and any amendments thereto;

     NOW, THEREFORE, the Beneficial Owners agree as follows:

     1. Joint Filing Agreement. The Beneficial Owners hereby agree that the
Schedule 13G reporting their beneficial ownership as of December 31, 1993 of Class A Common Stock of the Company is, and any amendments thereto or any future
Schedule 13Gs or amendments thereto signed by each of the undersigned personally or through an attorney-in-fact shall be, filed on behalf of each of them pursuant to and in accordance with the provisions of Rule 13d-1(f) under the Securities Exchange Act of 1934.

     2. Power of Attorney. Each Beneficial Owner hereby constitutes and appoints Kenneth M. Novack, Edgar C. Shanks and Charles A. Ford, and any one of them, as his or her true and lawful attorney, agent and attorney-in-fact for the purpose of executing and delivering in the name and on behalf of the undersigned all documents required to be filed with the Securities and Exchange Commission pursuant to Section 13(g) of the Securities Exchange Act of 1934 in connection with the reporting of beneficial ownership by the undersigned of Class A Common Stock of the Company, including specifically, but without limitation thereto, power and authority to sign the undersigned's name as attorney-in-fact to a
Schedule 13G to be filed to report beneficial ownership as of December 31, 1993 of Class A Common Stock of the Company and to

SCHEDULE 13G FILING AGREEMENT AND POWER OF ATTORNEY - PAGE 1 any amendments thereto, and to any future Schedule 13G or amendments thereto as may be required under the Securities Exchange Act of 1934, and to any joint filing agreements among the undersigned relating to such documents, and to file any such statement, amendment or agreement with the Securities and Exchange Commission. The undersigned ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

     3. Additional Parties. Any person who becomes a beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of shares of Class B Common Stock of the Company deposited in the Voting Trust may, by execution of a counterpart signature page to this Agreement, become a party to this Agreement. Each Beneficial Owner consents and agrees to the automatic amendment of this Agreement to add as a party any such person who shall thereafter be considered a Beneficial Owner under this Agreement.

     4. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute only one legal instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        MANUEL SCHNITZER
                                        ----------------------------------
                                        Manuel Schnitzer


                                        EDITH SCHNITZER
                                        ----------------------------------
                                        Edith Schnitzer


                                        CAROL S. LEWIS
                                        ----------------------------------
                                        Carol S. Lewis


                                        SCOTT LEWIS
                                        ----------------------------------
                                        Scott Lewis


                                        LARRY LEWIS
                                        ----------------------------------
                                        Larry Lewis


                                        KATHLEEN LEWIS
                                        ----------------------------------
                                        Kathleen Lewis


SCHEDULE 13G FILING AGREEMENT AND POWER OF ATTORNEY - PAGE 2

                                        MARILYN S. EASLY
                                        ----------------------------------
                                        Marilyn S. Easly


                                        DAVID S. EASLY
                                        ----------------------------------
                                        David S. Easly


                                        DANIELLE C. EASLY
                                        ----------------------------------
                                        Danielle C. Easly


                                        SEAN M. EASLY
                                        ----------------------------------
                                        Sean M. Easly


                                        GILBERT SCHNITZER
                                        ----------------------------------
                                        Gilbert Schnitzer


                                        THELMA S. SCHNITZER
                                        ----------------------------------
                                        Thelma S. Schnitzer


                                        GARY SCHNITZER
                                        ----------------------------------
                                        Gary Schnitzer


                                        ANDREA SCHNITZER
                                        ----------------------------------
                                        Andrea Schnitzer


                                        GREGORY SCHNITZER
                                        ----------------------------------
                                        Gregory Schnitzer


                                        KENNETH M. NOVACK
                                        ----------------------------------
                                        Kenneth M. Novack


                                        DEBORAH S. NOVACK
                                        ----------------------------------
                                        Deborah S. Novack


SCHEDULE 13G FILING AGREEMENT AND POWER OF ATTORNEY - PAGE 3

                                        MELANIE A. NOVACK
                                        ----------------------------------
                                        Melanie A. Novack


                                        LEONARD SCHNITZER
                                        ----------------------------------
                                        Leonard Schnitzer


                                        LOIS T. SCHNITZER
                                        ----------------------------------
                                        Lois T. Schnitzer


                                        RITA S. PHILIP
                                        ----------------------------------
                                        Rita S. Philip


                                        GAYLE S. ROMAIN
                                        ----------------------------------
                                        Gayle S. Romain


                                        LAWRENCE ROSENCRANTZ
                                        ----------------------------------
                                        Lawrence Rosencrantz


                                        BRYAN L. ROSENCRANTZ
                                        ----------------------------------
                                        Bryan L. Rosencrantz


                                        SANDRA LEE SCHNITZER
                                        ----------------------------------
                                        Sandra Lee Schnitzer


                                        MARDI S. SCHNITZER
                                        ----------------------------------
                                        Mardi S. Schnitzer


                                        JILL SCHNITZER EDELSON
                                        ----------------------------------
                                        Jill Schnitzer Edelson


                                        DINA EVAN SCHNITZER
                                        ----------------------------------
                                        Dina Evan Schnitzer


SCHEDULE 13G FILING AGREEMENT AND POWER OF ATTORNEY - PAGE 4

                                        MILDRED SCHNITZER
                                        ----------------------------------
                                        Mildred Schnitzer


                                        JEAN S. REYNOLDS
                                        ----------------------------------
                                        Jean S. Reynolds


                                        N. DICKSON DAVIS
                                        ----------------------------------
                                        N. Dickson Davis


                                        DORI SCHNITZER
                                        ----------------------------------
                                        Dori Schnitzer


                                        SUSAN SCHNITZER
                                        ----------------------------------
                                        Susan Schnitzer

                                        FIRST INTERSTATE BANK OF OREGON
                                          N.A.


                                        By APRIL D. SANDERSON
                                           -------------------------------
                                           April D. Sanderson
                                           Vice President ARea Mgr.


PARTIES ADDED PURSUANT TO SECTION 3 FOR 12/31/94 SCHEDULE 13G:


                                        ROBERT W. PHILIP
                                        ----------------------------------
                                        Robert W. Philip


                                        LAURA H. ROSENCRANTZ
                                        ----------------------------------
                                        Laura H. Rosencrantz


PARTY ADDED PURSUANT TO SECTION 3 FOR 12/31/95 SCHEDULE 13G:


                                        RICHARD H. EDELSON
                                        ----------------------------------
                                        Richard H. Edelson



SCHEDULE 13G FILING AGREEMENT AND POWER OF ATTORNEY - PAGE 5

PARTIES ADDED PURSUANT TO SECTION 3 FOR 12/31/96 SCHEDULE 13G:


                                        SAMANTHA PAIGE DAVIS
                                        ----------------------------------
                                        Samantha Paige Davis


                                        MICHELE BABETTE PHILIP
                                        ----------------------------------
                                        Michele Babette Philip


PARTY ADDED PURSUANT TO SECTION 3 FOR 12/31/97 SCHEDULE 13G:


                                        EMANUEL ROSE
                                        ----------------------------------
                                        Emanuel Rose


SCHEDULE 13G FILING AGREEMENT AND POWER OF ATTORNEY - PAGE 6